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                                                                   EXHIBIT 12.01

                   STATEMENT REGARDING COMPUTATION OF RATIOS

                                                                  Fiscal Year Ended March 31,
                                               -------------------------------------------------------------   Six Months Ended
                                                 1999         2000         2001         2002         2003     September 30, 2003
                                               --------     --------    ----------    ---------    ---------  ------------------
                                                                                (in thousands)
Fixed charges:
    Interest expense                           $ 61,430     $ 84,198    $  135,249    $ 116,436    $ 114,162       $  59,345
    Discount or premium related to
       indebtedness                                 989          957           293          390          390             131
    Assumed interest element in rent
       expense                                    9,567       16,909        26,245       31,002       38,767          19,384
                                               --------     --------    ----------    ---------    ---------       ---------
         Total fixed charges                   $ 71,986     $102,064    $  161,781    $ 147,828    $ 153,319       $  78,860
                                               ========     ========    ==========    =========    =========       =========
Earnings (loss):
    Income (loss) before income taxes          $ 39,369     $181,648    $ (552,304)   $(242,602)   $(147,239)      $(433,117)
    Fixed charges                                71,986      102,064       161,781      147,828      153,319          78,860
                                               --------     --------    ----------    ---------    ---------       ---------
         Income (loss) before income taxes
            and including fixed charges        $111,355     $283,712    $ (390,523)   $ (94,774)   $   6,080       $(354,257)
                                               ========     ========    ==========    =========    =========       =========
Ratio of earnings to fixed charges                 1.55x        2.78x           --           --           --              --
                                               ========     ========    ==========    =========    =========       =========
Deficiency of earnings available to cover
    fixed charges                              $     --     $     --    $ (552,304)   $(242,602)   $(147,239)      $(433,117)
                                               ========     ========    ==========    =========    =========       =========